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                       REAL ESTATE PURCHASE AND SALE AGREEMENT



       This agreement (the "Agreement") is made as of the Effective Date of July 2nd, 1996 by and between TERRACE POINT PARTNERSHIP, a Colorado general partnership ("Seller") and EAGLE HARDWARE & GARDEN, INC., a Washington corporation, or assigns ("Buyer") for purchase and sale of that certain real property consisting of approximately 12.22 acres located at the northeast corner of Wadsworth Boulevard and Eastman in Lakewood, Colorado, the legal description of which is described on Exhibit A and any improvements thereon and all rights appurtenant thereto (the "Property"). The Property is shown as Parcel B on the proposed site plan dated March 28, 1996 and numbered X327-08 (the "Site Plan") and attached hereto as Exhibit B.

       Seller agrees to sell, and Buyer agrees to buy, the Property upon and subject to the terms and conditions set forth below:

       1. PURCHASE PRICE; PAYMENT. The total purchase price for the Property shall be five dollars ($5.00) per square foot of the Property. It is estimated that the Property contains 532,490 square feet and that the purchase price will be two million six hundred sixty-two thousand four hundred fifty dollars ($2,662,450). The area of the Property and the purchase price shall be determined by the survey to be provided by Seller. The purchase price shall be adjusted to the final square footage, which amount, including the Deposit and interest accrued thereon, shall be paid in cash upon closing.

       2. EARNEST MONEY DEPOSIT. Within ten (10) business days after the Effective Date, Buyer will deposit earnest money of fifty thousand dollars ($50,000) (the "Deposit") with Chicago Title Insurance Company (the "Closing Agent"). The Closing Agent shall place the Deposit in an interest-bearing account, with interest to accrue to Buyer's benefit. If this transaction does not close for any reason other than default by Buyer, the Deposit, and all interest accrued thereon, shall be returned to Buyer.

       3. CONTINGENCIES. Buyer's obligation to purchase the Property is subject to Buyer's satisfaction or waiver, in writing, of the following conditions precedent, all at Buyer's expense and in Buyers sole and absolute discretion, on or before the dates described below:

               3.1 Feasibility. Buyer's determination that the site plan, parking plan and access plan for the Property are acceptable; that utilities are available of adequate capacity to serve the Property; and that the Property is otherwise feasible for its intended use.

               3.2 Studies. Buyer's approval of all soils, engineering, environmental, topography, hazardous waste, geotechnical, wetlands and other studies in connection with the Property and Buyer's proposed project. If Buyer or its agents or contractors cause any physical damage to the Property, Buyer agrees to restore or repair the Property at its own expense.

               3.3 Approvals and Permits. Issuance of all required governmental approvals including but not limited to PUD and plat of the Property by City of Lakewood, subdivision approvals, rezoning approvals, Colorado Department of Transportation highway access and traffic signal approvals, building permits, use permits, site plan approvals, and approvals of any kind from any and all governmental agencies having jurisdiction over the Property, necessary for Buyer to develop, construct it's building and site improvements and operate its business on the Property. The timing, conditions and cost of the permits and approvals (including any mitigation fees) must be satisfactory to Buyer.

               Buyer shall have sixty (60) days from the Effective Date (the "Feasibility Period") to satisfy or waive the contingencies set forth in Sections 3.1 and 3.2 (the "Feasibility Period"). Buyer shall have one hundred eighty (180) days (the "Contingency Period") from the end of the Feasibility Period to satisfy or waive the contingencies set forth in Section 3.3. If Buyer does not satisfy or waive the contingencies by the applicable dates, the Deposit, with interest, shall be refunded to Buyer and the Agreement shall terminate.


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       4.      CLOSING.

               4.1 Time for Closing; Termination Date. This sale shall be closed in the office of the Closing Agent within fifteen (15) days after all of Buyer's conditions precedent have been satisfied or waived by Buyer on a date selected by Buyer and agreeable to Seller. Buyer and Seller shall deposit in escrow with Closing Agent all instruments, documents and monies necessary to complete the sale in accordance with this Agreement. As used herein, "closing" or "date of closing" means the date on which all appropriate documents are recorded and proceeds of sale are available for disbursement to Seller. Funds held in reserve accounts pursuant to escrow instructions shall be deemed, for purposes of this definition, as available for disbursement to Seller.

               4.2 Prorations; Closing Costs. Taxes and assessments for the current year and utilities constituting liens shall be prorated as of and at the date of closing. Seller shall pay the premium for the title insurance policy, real estate excise, transfer and/or conveyance taxes, the cost of conveyance tax stamps, if any, and one-half of Closing Agent's escrow fee. Buyer shall pay the cost of recording the statutory warranty deed and one-half of Closing Agent's escrow fee.

               4.3 Possession. Buyer shall be entitled to possession upon closing.

       5. CONVEYANCE OF TITLE. On closing, Seller shall execute and deliver to Buyer a statutory special warranty deed conveying good and marketable title to the Property free and clear of any defects or encumbrances except for the lien of real estate taxes for the current calendar year not yet due and payable, those defects or encumbrances shown on the preliminary commitment that are acceptable to Buyer (the "Permitted Exceptions"), and other encumbrances or defects approved by Buyer in writing.

       6. TITLE INSURANCE. Within fifteen (15) days after the Effective Date, Seller shall provide Buyer with a preliminary commitment for owner's title insurance with extended coverage issued by Chicago Title Insurance Company, with copies of all exceptions set forth therein. Within thirty (30) days after the Effective Date, Seller shall provide Buyer with a current ALTA survey with land area certification of the Property, at Seller's cost. If Buyer or its representatives have a current survey, Seller may utilize it for the purpose of having it recertified (if acceptable to Buyer) or to use in having its own survey prepared. Buyer shall have fifteen (15) days from the later receipt of either the preliminary commitment or the survey (and any amendments, supplements and revisions to either in which new or revised exceptions or items first appear) to notify Seller of its disapproval of any exceptions shown in the preliminary commitment or any items on the survey. If, within twenty (20) days after the receipt of such notice Seller has not removed or given reasonable written assurances to Buyer that such disapproved exceptions or items will be removed on or before closing, Buyer may, at its option, at any time within thirty (30) days thereafter and prior to such removal or receipt of such reasonable written assurances, terminate this Agreement by giving notice of such termination to Seller. On such termination Closing Agent shall refund the Deposit and all interest accrued thereon to Buyer and all rights and obligations of Seller and Buyer under this Agreement shall terminate and be of no further force or effect. If no notice of termination is given by Buyer, any objections that Buyer may have as to the survey or title commitment will be deemed to be waived.

       Notwithstanding the foregoing, Seller shall remove any defect or encumbrance attaching by, through or under Seller after the Effective Date of this Agreement. Exceptions to be discharged by Seller may be paid out of the purchase price at closing.

       As soon as available after closing, Seller shall provide to Buyer a policy of title insurance pursuant to the preliminary commitment, dated as of the closing date and insuring Buyer in the amount of the purchase price against loss or damage by reason of defect in Buyer's title to the Property subject only to the printed exclusions and general exceptions appearing in the policy form; any Permitted Exceptions; the exceptions specified in the preliminary commitment which Buyer has not disapproved of or waived as provided herein; and real property taxes and assessments that are not delinquent.


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       7.      RISK OF LOSS; CONDEMNATION.  Risk of loss of or damage to the
Property shall be borne by Seller until the date of closing. Thereafter, Buyer shall bear the risk of loss. In the event of material loss of or damage to the Property prior to the date upon which Buyer assumes the risk, Buyer may terminate this Agreement by giving notice of such termination to Seller and Closing Agent, and such termination shall be effective and the Deposit and interest thereon shall be refunded ten (10) days thereafter; provided, however, that such termination shall not be effective if Seller agrees in writing within such ten (10) day period to restore the Property substantially to its present condition by the closing date.

       If the Property is or becomes the subject of a condemnation proceeding prior to closing, Buyer may, at its option, terminate this Agreement by giving notice of such termination to Seller, and upon such termination the Deposit and accrued interest shall be returned to Buyer and this Agreement shall be of no further force or effect; provided, however, that Buyer may elect to purchase the Property, in which case the total purchase price shall be reduced by the total of any condemnation award received by Seller. On closing, Seller shall assign to Buyer all of Seller's rights in and to any future condemnation awards or other proceeds payable or to become payable by reason of any taking. Seller agrees to notify Buyer of eminent domain proceedings within five (5) days after Seller learns thereof.

       8. SELLER'S REPRESENTATIONS AND WARRANTIES. In addition to other representations herein, Seller represents and warrants to Buyer as of the date of closing that:

               8.1 Seller, and the person signing on behalf of Seller, has full power and authority to execute this Agreement and perform Seller's obligations hereunder, and all necessary partnership action to authorize this transaction has been taken;

               8.2 The Property is not subject to any leases, tenancies or rights of persons in possession;

               8.3 To the best of Seller's knowledge, neither the Property nor the sale of the Property violates any applicable statute, ordinance or regulation, nor any order of any court or any governmental authority or agency, pertaining to the Property or the use occupancy or condition thereof;

               8.4 To the best of Seller's knowledge, Seller is unaware of any material defect in the Property;

               8.5 All persons and entities supplying labor, materials and equipment to the Property thru Seller have been paid and there are no claims or liens;

               8.6 There are no currently due and payable assessments for public improvements against the Property and Seller is not aware of any local improvement district or other taxing authority having jurisdiction over the Property in the process of formation;

               8.7 To the best of Seller's knowledge, the Property has legal access to all streets adjoining the Property;

               8.8     Seller has good and marketable title to the Property;

               8.9 One of Seller's general partners may be a "foreign person" for purposes of Section 1445 of the Internal Revenue Code. Prior to closing, Seller shall execute and deliver to Closing Agent such papers as are necessary in order to meet the Foreign Investment in Real Property Tax Act ("FIRPTA") requirements of I.R.C. #1445 or withhold the proper amount of money from the closing proceeds; and

               8.10 Seller has not received notification of any kind from any agency suggesting that the Property is or may be targeted for a Superfund cleanup. To the best of Seller's knowledge, without due inquiry, neither the Property nor any portion thereof is or has been used (i) for the storage, disposal or discharge of oil, solvents, fuel, chemicals or any type of toxic or dangerous or hazardous waste or substance, (ii) as a landfill or waste disposal site, and (iii) does not contain any underground storage tanks. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, damage, claims, penalties, liability, suits, costs and expenses (including without limitation, reasonable attorneys' fees) and also including without limitation, costs of remedial action or cleanup, suffered or incurred by Buyer arising out of or related to any such use of the Property, or portion thereof, occurring prior to the conveyance to Buyer, about which Seller had notice without due inquiry.


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       9.      BUYER'S AUTHORITY.  Buyer represents and warrants to Seller that at the date of execution hereof and at the date of closing Buyer, and the person signing on behalf of Buyer, has full power and authority to execute this Agreement and to perform Buyer's obligations hereunder, and all necessary corporate action to authorize this transaction has been or will be taken prior to closing.

       10. DEFAULT. If Seller defaults hereunder, Buyer may seek specific performance of this Agreement, damages or rescission and Buyer shall be entitled to return of the Deposit with accrued interest, on demand. If Buyer defaults, the Deposit and accrued interest shall be forfeited to Seller as liquidated damages and as Seller's sole and exclusive remedy and upon payment thereof to Seller, Buyer shall have no further obligations or liability hereunder. In any suit, action or appeal therefrom to enforce this Agreement or any term or provision hereof, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorneys' fees.

       11. NOTICES. All notices, waivers, elections, approvals and demands required or permitted to be given hereunder shall be in writing and shall be personally delivered (by overnight courier service or other means of personal service) or sent by United States certified mail, return receipt requested, to the addressee's mailing address set forth below:

and, in the case of Buyer, a copy to:  William N. Moloney
                                       5711 NE Tolo Rd.
                                       Bainbridge Island, WA 98110

and, in the case of Seller, a copy to:  Andrea Shpall
                                       c/o Majestic Travel
                                       3773 Cherry Creek N. Dr., Suite 130
                                       Denver, CO 80209.

Either party hereto may, by proper notice to the other, designate any other address for the giving of notice. Any notice shall be effective when personally delivered or, if mailed as provided herein, on the date of actual receipt.

       12. ASSIGNMENT. Buyer may assign its rights hereunder to any person or entity but any such assignment shall not release Buyer from its obligations hereunder.

       13.     SITE WORK.

               13.1 Buyer shall complete all access drive aisles (shown shaded on attached Site Plan), street access curb cuts, traffic signal installations and clearing, grubbing, site balancing earthwork and rough subgrading related to Parcel A and Parcel B shown on the attached Site Plan, in accordance with local codes, ordinances, industry standards, Buyer's construction plans and City of Lakewood's requirements, within sixty (60) days of closing or receipt of all required permits for such work, whichever later occurs, subject to delays due to any usual and unusual acts of force majeure. Buyer shall deliver to Seller a rough graded Parcel A. Seller shall pay its pro-rata share of the cost of the finished construction of said drive aisle across Parcel A, street access curb cut, traffic signal installations and any other offsite and onsite costs pertinent to the use of any Parcel B site improvements, by it's owner. Such costs shall include architectural, civil, geotechnical and any other pertinent engineering expenses. Said pro-rata share shall be based on the ratio of the land area of Parcel A compared to the total land area of Parcel A and Parcel B.

               13.2 In the event Seller believes that the bids to do the work as described in Section 13.1 on Parcel A are excessive, Seller at its option may have the work on Parcel A completed by its own contractor at its own expense, provided such work is scheduled and completed in conjunction with Buyer's work on Parcel B as described in Section 13.1 above and is accomplished in compliance with all the criteria described in Section 13.1 governing such work.

               13.3 Seller shall pay 100% of any costs of work serving Parcel A exclusively which shall include but is not limited to the clearing, grubbing, site balancing, rough subgrading and import or export of materials as needed on Parcel A. Seller shall reimburse Buyer in accordance with the terms and described in this Section 13, paragraph 13.6 below.


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               13.4    Seller shall have the right, at Seller's expense, to
relocate the access drive located on Parcel A but said relocation shall only be permitted in the area described on the Site Plan and provided further that the point of connection with Parcel B and point of access to Wadsworth Boulevard as shown on the Site Plan remains the same with a maximum of two (2) (or less) ninety (90 DEG.) (or less) degree turns between such points and such relocated access drive is constructed to the original standards and specifications contained in Buyer's plans.

               13.5 Buyer shall be responsible for all the related costs of relocating a portion of the existing parking located on the north side of the Terrace Point Building (shown by light dashed line on the Site Plan) to the east side of the Terrace Point Building as shown on the Site Plan. The work shall be done in accordance with local codes, ordinances, industry standards, Buyer's construction plans and City of Lakewood's requirements, designed as shown on the Site Plan. The work shall include the removal of existing right-in, right-out entrance driveway on Wadsworth Blvd. and the new access connections from the remaining parking north of the Terrace Point Building and the new parking east of the Terrace Point Building to the access drive aisles on Parcel B plus all related landscaping repairs and City of Lakewood required landscaping modifications.

               13.6 Seller agrees to pay its pro-rata share of the costs described in this Section 13, paragraphs 13.1 thru 13.5, and reimburse Buyer no later than fifteen (15) days after the work is completed and Buyer invoices Seller for its share of the cost. Prior to closing, Buyer shall estimate the total cost of such work, and Seller's pro-rata share thereof which amount will be agreed upon by Seller, and Seller's estimated share shall be retained and held by the Closing Agent from the purchase price following closing to provide a reserve fund for Seller's share of the costs. The Closing Agent shall place the retainage in an interest-bearing account with interest to accrue to Seller's benefit. When Seller's share of the costs is finally determined and Seller is billed by Buyer for it's actual pro-rata share, Seller shall direct the Closing Agent to pay the retained amount directly to Buyer in partial payment of Seller's pro-rata share of the costs if the retainage is less than Seller's pro-rata share. Seller shall pay any balance owing of Seller's pro-rata share directly to Buyer. If the retainage exceeds Seller's pro-rata share, the remainder shall be turned over to Seller by the Closing Agent.

       14. RECIPROCAL EASEMENT AND OPERATING AGREEMENT. At closing, Seller and Buyer shall execute and record a Reciprocal Easement and Operating Agreement (the "Easement Agreement") for the benefit of Parcel A, Parcel B, Parcel C and the Terrace Point property covering, among other things, reciprocal access, and cost sharing of maintenance and repair of the easement areas of the project.
The form of the agreement to be prepared by Seller shall be finalized in the first sixty (60) days of the Contingency Period. The Easement Agreement shall run with the land and encumber any future owners of Parcels A, B, C and the Terrace Point Property.

       15. GENERAL. This is the entire agreement of Buyer and Seller with respect to the matters covered hereby and supersedes all prior agreements between them, written or oral. This Agreement may be modified only in writing, signed by Buyer and Seller. Any waivers hereunder must be in writing. No waive of any right or remedy in the event of default hereunder shall constitute a waiver of such right or remedy in the event of any subsequent default. This Agreement shall be governed by the laws of the state of Colorado. This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

       16. SURVIVAL OF WARRANTIES. The terms, covenants, representations and warranties shall not merge in the deed of conveyance, but shall survive closing.

       17. COMMISSIONS. Buyer and Seller acknowledge that Frederick Ross Company has acted as broker for Seller. H. C. Properties has acted as broker for Buyer in this transaction. Seller shall pay a brokers commission of seven percent (7%) at closing to be divided equally between Frederick Ross Company and
H. C. Properties. Each party represents to the other that it has engaged no other broker in connection with the negotiations leading to this Agreement.


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       18.     TAX FREE EXCHANGE.  Buyer agrees to cooperate with Seller so that Seller can effect a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code. In order to implement such exchange, Seller may, upon written notice to Buyer, assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable Internal Revenue Service regulations). In no event shall Buyer incur any additional expense or liability as a result of such exchange or as a result of Seller's sale of any other property. If the Seller chooses, in its sole discretion, to not effect a tax-free exchange, then the terms and provisions of this paragraph shall be of no further force of effect.

       19. EXHIBITS. Exhibits A and B attached hereto are incorporated herein as if fully set forth.

       20. EFFECTIVE DATE. The later of the Buyer's signature date and the Seller's signature date, set forth below, shall be the "Effective Date" of this Agreement.



                                  BUYER:    EAGLE HARDWARE & GARDEN, INC.

                                            By:   /s/ David J. Heerensperger
                                               ------------------------------
               July 1. 1996                            David J. Heerensperger
       ---------------------------               Its:  Chairman of the Board
          Buyer's signature date                -----------------------------

                                            Address:
                                            981 Powell Avenue S.W.
                                            Renton, WA 98055



                                  SELLER:   TERRACE POINT PARTNERSHIP

                                            By: /s/ illegible
                                               ------------------------------
               7/2/96                       It's general partner
       ---------------------------
         Seller's signature date
                                            Address:

                                            12600 W. Colfax Ave.
                                            Suite B-130
                                            Lakewood, Colorado  80215


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                                     EXHIBIT 'A'

                              Parcel B Legal Description

                      (to be provided by Seller upon completion
                              of ALTA Survey by Seller)


                                     EXHIBIT 'A'

                                     EXHIBIT "B"

[MAP]


                                     EXHIBIT "B"